Exhibit 10.1

February 20, 2020

To: Issachar Ohana, EVP WW Sales, CEVA, Inc. (the “Company”)

From: Gideon Wertheizer, CEO

Re: 2020 Incentive Plan

This document outlines your Incentive Plan for 2020. The rules and guidelines for the plan are contained herein.

1.

Compensation Package: Your compensation package is made up of a base salary and an Incentive Bonus (“IB”) component. The IB provides reward for successful performance and is based on (a) the Company’s annual Revenue Target (the “CRT”), (b) certain * strategic customer targets (the “* Targets”), (c) Corporate Quarterly Revenue Target (the “CQRT”) and (d) Strategic Accounts (the “SA”), each as further detailed below.

The aggregate target payment under the IB component for 2020 is $160,000, of which:

A.	$128,000 payment based on achievement of the CRT of $*

i.	Commission Rate: *
ii.

Commission Multiplier: The commission multipliers are set forth in the table below. The commission multipliers to be used in the quarterly commission calculation will be based on your percent of cumulative quota achievement after achieving the CRT target.

Percent of Cumulative Quota Achievement	Commission Multiplier to be Applied
From 0 to 100%	1.0
From 100% and above	1.5

While the CRT is based on the Company’s annual Revenue Target, the IB payment is calculated on a quarterly basis, based on bookings that have been invoiced and recognized as revenue by the Company, and paid after the end of the respective quarter as soon as reasonably practical.

B.	$32,000 payment based on achievement of * Targets as follows:

i.	$16,000 upon achievement of booking of $* in 2020 associated with licensing and related revenues of CEVA’s * (the “Specified Booking Target” ).

If 90% of the Specified Booking Target is achieved, 90% of the bonus (e.g. $14,400) would be payable with every 1% increase resulting in a corresponding increase in the bonus amount up to $16,000.

ii.

$9,600 upon execution of definitive license agreements with seven original equipment manufacturers (“OEMs”) associated with *; provided that if five such agreements are executed, 71% of the bonus amount under this component would be payable. If six agreements are executed, 86% of the bonus amount under this component would be payable.

iii.	$6,400 upon execution of definitive license agreements with two customers targeting the * market.

Payments for * Targets, if achieved, will be paid at the end of the term of the 2020 Incentive Plan.

C.	$5,000 payment each quarter based on achievement of the following CQRT:

i.      Q1      $*

ii.     Q2      $*

iii.     Q3      $*

iv.     Q4      $*

D.	$5,000 payment based on achievement of the following SA whereby the licensing revenue from such SA exceeds $1,000,000 (not including prepaid royalties): *.

Payments are calculated on an annual basis, based on bookings that have been invoiced and recognized as revenue by the Company, and paid as is practically possible.

The total bonus payment due for SA deals will be capped at $25,000 as long as the annual revenue achieved by the Company is below the CRT. The cap for SA bonus will be removed if the annual revenue achieved by the Company exceeds the CRT.

2.

Effective date/terms: This plan is effective for January 1, 2020 through December 31, 2020, unless modified in writing by the CEO. This plan supersedes all prior commission plans. Management reserves the right to make any changes to the sales incentive plan at any time.

3.

Plan Eligibility: This plan applies to full time sales personnel. If you resign, your employment is terminated, or you otherwise cease to be an employee of the Company, you will be entitled to IB payment based on any revenue amount invoiced up to the date of termination.

I have read and understand the 2020 Incentive Plan. I have received a copy of the plan for my record. I accept the terms and conditions of the plan as outlined above and agree that my compensation will be determined according to these terms and conditions.

/s/ Issachar Ohana	2/20/2020

Issachar Ohana, EVP Worldwide Sales	Date

/s/ Gideon Wertheizer	2/20/2020

Gideon Wertheizer, CEO	Date

CC:	Finance HR, Employee File